Supplemental Agreement to Debt Transfer Contract

Exhibit 4.86

Supplemental Agreement

to Creditor’s Rights Assignment Agreement

No.: 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Creditor’s Rights

Transfer No. 01 Supplement No. 01

Party A (the “Transferor”): Beijing Ninetowns Ports Software and Technology Co., Ltd.

Registered address: 14# Building, Area 7, No.188 West Road, South No.4 Ring Road, Fengtai District, Beijing

Legal representative: Wang Quan

Tel.: 010-65899294                                     Fax: 010-65899966

Party B (the “Transferee”): Zhongcheng Trust Co., Ltd.

Registered address: No.2, Anwai Street, Dongcheng District, Beijing

Legal representative: Deng Hongguo

Tel.: 010-84267000                                     Fax: 010-84267100

Party C (the “Debtor”): Huainan Huacheng Estate Co., Ltd.

Registered address: Relocation Food Market behind Jinshan Garden, Sanhe Township, Shannan New Area, Tianjiaan District, Huainan City, Anhui Province

Legal representative: Wu Jianhui

Tel.: 0554-6669713                                     Fax: 0554-6669713

WHEREAS,

Party A, Party B and Party C have entered into the Creditor’s Rights Assignment Agreement (No.: 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Creditor’s Rights Transfer No.01) (hereafter the “Original Agreement”) on June 28, 2011;

NOW, THEREFORE, Party A, Party B and Party C, after negotiations, agree to make the following amendments to the Original Agreement.

Item 3, Paragraph 2, Article I of the Original Agreement is amended as follows:

Party C shall repay all the Target Debt in lump sum to Party B before February 9, 2012 (inclusive) and pay to Party B the fund occupation fee payable but unpaid according to the following formula:

Payable but unpaid fund occupation fee = Principal the Target Debt held by the trust plan X annual rate of fund occupation fee X actual number of days from July 19, 2011 (inclusive) to February 29, 2012 (inclusive)/365

Supplemental Agreement to Debt Transfer Contract

Party C shall pay the said payable but unpaid fund occupation fee and the principal of all the Target Debt to Party B’s bank account for receiving fund occupation fee and the principal of the Target Debt before February 9, 2012 (inclusive).

2. This Agreement is an integral part of the Original Agreement and has the same effect as the Original Agreement. In case of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Original Agreement, the provisions of this Agreement shall prevail. If this Agreement is silent, the provisions of the Original Agreement shall apply.

3. This Agreement shall become effective after it is signed by the legal representatives of Party A, Party B and Party C and affixed with their respective company seals or contract seals.

4. This Agreement is executed in four counterparts, two ones for Party B, one for each of Party A and Party C. all the counterparts shall have the same legal effect.

5. This Agreement is signed in Dongcheng District, Beijing by Party A, Party B and Party C on February 3, 2012.

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Supplemental Agreement to Debt Transfer Contract

(No main body in this page. Signature page of the Supplemental Agreement to Creditor’s Rights Assignment Agreement numbered 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Creditor’s Rights Transfer No.01 Supplement No.01)

Party A (Transferor): Beijing Ninetowns Ports Software and Technology Co., Ltd.

(Company Seal)[seal: Beijing Ninetowns Ports Software and Technology Co., Ltd.]

Legal representative (or authorized agent): /s/ Wang Shuang

Party B (Transferee): Zhongcheng Trust Co., Ltd. (Company Seal)[seal: Zhongcheng Trust Co., Ltd. ]

Legal representative (or authorized agent): /s/ Deng Hongguo

Party C (Debtor): Huainan Huacheng Estate Co., Ltd. (Company Seal)[seal: Huainan Huacheng Estate Co., Ltd.]

Legal representative (or authorized agent): /s/ Wu Jianhui